Exhibit 24(b)(8.58)

Amendment No. 2 to the DFA Investment Dimensions Group Inc.

Dimensional Investment Group Inc.

Administrative Service Agreement

            THIS AMENDMENT, dated as of May 1st, 2012, by and among ING Financial Advisers, LLC (“ING Financial”), ING Life Insurance and Annuity Company (“ING Life”) (together with ING Financial, the “Sub-Administrator”), DFA Investment Dimensions Group Inc. and Dimensional Investment Group Inc. (either, “Company”) amends that certain Administrative Service Agreement dated as of July 9, 2008 and as amended on May 20, 2009 (the “Agreement”).  Capitalized terms not otherwise defined in this Amendment have the meanings assigned to them in the Agreement.

WITNESSETH:

WHEREAS, the parties wish to add ING Institutional Plan Services, LLC (“ING Institutional”) as a party to the Agreement; and

                WHEREAS, ING Institutional is a limited liability company that provides various recordkeeping and other administrative services to certain Plans.

NOW THEREFORE, the Sub-Administrator and Company hereby amend the agreement as follows:

1.      Amendment of Agreement.  The Agreement is hereby amended as follows:

a.       ING Institutional is hereby added to the Agreement as an additional party to the Agreement, and all provisions in the Agreement relating to ING Life in its capacity as a recordkeeper in connection with the investment by Plans directly in the Funds are hereby amended to refer to both ING Life and ING Institutional.  The defined term “Sub-Administrator” in the Agreement is hereby amended to include ING Life, ING Institutional, and ING Financial.

b.      by amending and restating the second paragraph of Section 1.2 of Article 1 to the Agreement in its entirety by the following:

“The parties agree that, with respect to each Fund, up to three omnibus Fund Accounts, each held in the name of the nominee, may be maintained as follows:  one Fund Account maintained in connection with Plans for which ING Life shall provide various recordkeeping and other administrative services;  a second Fund Account maintained in connection with Plans for which ING Institutional shall provide various recordkeeping and other administrative services; and a third Fund Account held in the name of ING Life maintained for those Plan assets directed for investment in the Fund through the Contracts.  ING Institutional, as service agent for Plans, or ING Life, as service agent for Plans or issuer of the Contracts, shall facilitate purchase and sale transactions with respect to the Fund Accounts in accordance with the Agreement.”

c.       by adding subparagraphs (m) and (n) to Article 3 to the Agreement :

“(m) ING Institutional (1) is a limited liability company organized under the laws of the State of Delaware, (2) is in good standing in that jurisdiction, (3) is in material

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compliance with all applicable federal and state laws, (4) is duly licensed and authorized to conduct business in every jurisdiction where such license or authorization is required, and will maintain such license or authorization in effect at all times during the term of this Agreement, and (5) has full authority to enter into this Agreement and carry out its obligations pursuant to its terms; and

(n) ING Institutional is authorized under the Plans to (1) provide administrative services to the Plans and (2) facilitate transactions in the Fund through the Account.”

                        d.   by adding Article 22 to the Agreement:

        “Article 22.         Redemption Fees.

               The parties agree that transactions in the Funds by Plans or Plan Participants pursuant to the terms of this Agreement are not subject to any redemption fees that may otherwise be required by the Funds; provided however that upon written request by Funds, ING Life and ING Institutional will implement such redemptions fees in a time frame and manner mutually acceptable to all parties.”

2.      Effectiveness. The actions set forth in this Amendment shall be effective as of the date first set forth above.

3.      Full Force and Effect.  Except set forth herein, all provisions of the Agreement shall remain in full force and effect.

4.      Further Assurances. Each of the parties hereto hereby agrees that, at any time and from time to time, upon the request of any other party, it shall promptly execute and deliver any and all further instruments and documents and take such further action as such other party may reasonably request to effectuate the purposes of this Amendment.

5.      Counterparts. This Amendment may be executed and delivered by each party hereto via facsimile and in separate counterparts, each of which when so delivered shall be deemed an original and all of which taken together shall constitute but one and the same agreement.

6.      Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of California, without giving effect to the provisions thereof governing choice of law.

[signature page follows]

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IN WITNESS WHEREOF, the Sub-Administrator and Company have caused this Amendment to be executed by their duly authorized officers effective as of the day and year first above written.

Sub-Administrator:                                          ING LIFE INSURANCE AND ANNUITY COMPANY

By:                   /s/ Lisa Gilarde

Name: Lisa Gilarde

Title:    Vice President

                                                                        ING FINANCIAL ADVISERS, LLC

By:                   /s/ David Kelsey

Name: David Kelsey

                                                                        Title:    COO/Vice President

                                                                        ING INSTITUTIONAL PLAN SERVICES, LLC

                                                                        By:                   /s/ Lisa Gilarde

                                                                        Name:  Lisa Gilarde

                                                                        Title:    Vice President

The Company on behalf of the Funds:                        DFA INVESTMENT DIMENSIONS GROUP INC.

on behalf of its portfolios listed on Schedule B as amended from time to time by the Company in its sole discretion

By:                   /s/ Jeff J. Jeon

Name:             /s/ Jeff J. Jeon

Title:                Vice President

DIMENSIONAL INVESTMENT GROUP INC.

on behalf of its portfolios listed on Schedule B as amended from time to time by the Company in its sole discretion

By:                   /s/ Kenneth Manell

Name:             /s/ Kenneth Manell

Title:                /s/ Vice President

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